Prospectus Supplement to Prospectus dated July 7, 2005

Registration No. 333-123915
Filed Pursuant to Rule 424(b)(3)

        VantageMed Corporation

Supplement
To
Prospectus Dated July 7, 2005

        This is a Supplement to VantageMed Corporation's Prospectus, dated July 7, 2005 with respect to the offer and sale of up to 7,978,491 shares of Unify common stock, by the selling stockholders listed in the prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. We encourage you to read this Supplement carefully.

        VantageMed is a diversified healthcare information systems supplier headquartered in Rancho Cordova, California with support personnel and sales representatives in various locations throughout the United States. We develop, sell, install and support software products and services that assist physicians, anesthesiologists, behavioral health professionals, and other healthcare providers in the operation of their practices and organizations.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

QUARTERLY REPORT ON FORM 10-QSB

        On August 15, 2005, we filed our Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005. We hereby incorporate by reference into this Supplement and the Prospectus this Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005.

        A copy of our Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005 is being provided to you along with this Supplement.

        Information about documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned "Where You Can Find More Information About Us."

The date of this Supplement is August 15, 2005.